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                                                                    Exhibit 23.1





                          Independent Auditors' Consent


The Board of Directors
Kentucky River Coal Corporation:


We consent to the use of our report dated March 12, 2001, with respect to the consolidated balance sheets of Kentucky River Coal Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, included herein and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

                                    /s/ KPMG LLP

Louisville, Kentucky
February 28, 2002